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                                                                       EXHIBIT 5

                      [LETTERHEAD OF DILWORTH PAXSON LLP]

DIRECT DIAL NUMBER:
(215) 575-7000
                                October 24, 2003

Board of Directors
Isolagen, Inc.
2500 Wilcrest, 5th Floor
Houston, TX 77042

         Re:      Registration Statement on Form S-1

Ladies and Gentlemen:

         As counsel for Isolagen, Inc., a Delaware corporation (the "Company"), we have been asked to render our opinion with respect to certain matters relating to the offer and sale of up to 23,890,872 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), and of up to 1,085,669 share of the Common Stock issuable upon exercise of Common Stock Options and Warrants held by certain selling shareholders (collectively referred to hereinafter as the "Shares").

         The Shares are subject of a Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (said Registration Statement on Form S-1 is referred to hereinafter as the "Registration Statement").

         In rendering this opinion, we have examined: (i) the Certificate of Incorporation and By-laws of the Company, each as presently in effect; (ii) resolutions of the Company's Board of Directors authorizing the issuance of the Common Stock Options & Warrants, (iii) the Common Stock Options, (iv) resolutions of the Company's Board of Directors authorizing the preparation and filing of the Registration Statement; (v) the Registration Statement; and (vi) such certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and authenticity of the originals of such latter documents. As to any facts and material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

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         Based upon and subject to the foregoing, we are of the opinion that the
Shares, after the Registration Statement shall have become effective under the Act, will be legally issued, fully paid and nonassessable.

         We have made such investigation of the General Corporation Law of the State of Delaware as we have considered appropriate for the purpose of rendering the opinion expressed above. We are qualified to practice law in the Commonwealth of Pennsylvania and the State of Delaware; this opinion is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware (including current judicial interpretations thereof).

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this Firm in the Registration Statement.

                                                     Very truly yours,

                                                     DILWORTH PAXSON LLP

cc:      Jeffrey W. Tomz, Chief Financial Officer and Secretary of Isolagen,
Inc.